Putnam Equity Income Fund
11/30/15 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  48,167
        Class B	  670
        Class C   2,203
	Class M   455

72DD2   Class R   1,397
        Class R5  1,524
        Class R6  7,074
        Class Y   23,390



73A1    Class A	  0.293
        Class B	  0.132
        Class C   0.141
	Class M   0.190

73A2    Class R   0.240
        Class R5  0.361
        Class R6  0.381
        Class Y   0.346

74U1    Class A	  166,993
        Class B	  5,033
        Class C   17,393
        Class M	  2,507

74U2    Class R   5,694
        Class R5  5,144
        Class R6  18,683
        Class Y   76,386

74V1    Class A	  20.69
        Class B	  20.44
        Class C   20.45
	Class M   20.43

74V2    Class R   20.53
        Class R5  20.70
        Class R6  20.70
        Class Y   20.69


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy

Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.